EXHIBIT 99.1

February 2021 Targeting Cover Email

As 2021 begins to unfold and 2020 comes into focus, we wanted to highlight for you FNCB Bancorp, Inc.’s above-average dividend yield, price to tangible book, tangible common equity, allowance for loan losses, and return on assets metrics, which we believe makes our Company a strong long-term investment. Recently, our Company earned the highest score among the Pennsylvania community banks included in Boenning & Scattergood’s November 11, 2020 analysis where FNCB was noted as a “hidden gem.”

FNCB has continued to deliver a very strong performance despite 2020’s significant economic disruption to the global economy. Through December 31, 2020, our Company delivered:

●	39% increase in year-to-date net income
●	8.5% loan growth
●	28.5% increase in deposits, including 51% expansion of non-interest-bearing deposits
●	Solid asset quality metrics

Our 2020 performance reflects market strength in our Northeastern Pennsylvania service area, combined with our disciplined approach to business. We have a deep understanding of the region earned from a more than 110-year service history, and a very experienced executive team that knows banking along with the financial needs of area customers.

We are very focused on unlocking the value of our approximately $1.5-billion of assets, which we believe will enable FNCB to utilize its strong balance sheet to take advantage of growth opportunities in and around Northeastern Pennsylvania. To be better positioned to respond to potential opportunities, we listed the Company’s stock on the Nasdaq Capital Market in 2018 and completed a successful capital raise of more than $21 million in 2019. FNCB shares were added to the Russell small-cap index in July 2019. We believe that these developments contributed to an average daily trading volume during 2020 of nearly 20,000 shares.

While these steps have begun to attract the attention of institutional investors, we’re convinced that an understanding of our business model and potential for value creation will interest other investors focused on the banking space.

Additional details on our recent financial performance and about FNCB Bancorp as a long-term value can be found in the attached fact sheet. A representative of our investor relations firm Lambert & Company will follow up to gauge your interest in discussing our business strategy and plans to enhance long-term shareholder value, or you can contact us directly.

Sincerely,

Gerard A. Champi                                         James M. Bone, Jr. CPA

President and Chief Executive Officer          Executive Vice-President, Chief Financial Officer

(570) 348-4806                                              (570) 348-6419

Gerard.Champi@fncb.com                           James.Bone@fncb.com

This letter may contain forward-looking statements which are made in good faith by FNCB Bancorp, Inc., pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995, and it’s possible that actual results could differ from the Company’s expectations. However, the Company is under no obligation to update or supplement the information in this letter after the date it is sent. For further information about the factors that could affect future results, please see the Company’s most recent annual and quarterly reports filed on Form 10-K and Form 10-Q with the Securities and Exchange Commission.

FNCB Bancorp, Inc.

Last Updated: February 19, 2021

Nasdaq: FNCB*

*FNCB's shares of common stock began trading on The Nasdaq Capital Market® on March 5, 2018

Company Highlights

- Attractive dividend yield and sustainable payout ratio of 29% through 12/31/20
- Consistently exceeds "well capitalized" thresholds
- Positioned to respond to appropriate organic growth and acquisition opportunities
- Solid asset quality metrics
- Fourth highest market share for primary service area of Lackawanna and Luzerne counties
- Highly experienced executive management team with more than 270 years of banking experience
- Fully engaged board of directors with significant personal investment in Company

Non-interest deposits grew to 21.1% of total deposits at 12/31/20

Investment Profile

Closing Price (2/9/21)	$7.38
Market Cap (2/9/21)	$145.6 MM
52-Week Range	$5.08-$8.54
Average Daily Trading Volume	19,900*
Price/Earnings (TTM)	8.46 X
Price/Tangible Book Value (1/11/21)	0.84
Dividend (annualized MRQ)	$0.24
Dividend Yield (closing price on 1/11/21)	3.42%
Dividend Payout Ratio	29.0%

*On January 27, 2021 FNCB's Board of Directors approved the repurchase of up to 975,000 shares of common stock in the open market in a program that will run through December 31, 2021

Cash Dividends Declared

$0.13
$0.17
$0.20
$0.22
$0.24*
2017
2018
2019
2020
2021

*Annualized based on first quarter 2021 dividend

2020 Performance Highlights

- Net income of $15.3 million, up $4.2 million, or 38.6%, from 2019
- Net loans up $69.7 million, or 8.5%, to $889.2 million
- Total deposits increased $285.7 million, or 28.5%, to $1.29 billion
- Total capital increased $22.2 million, or 16.7%, to $155.9 million
- NPLs/total loans of 0.62% and net recoveries of 0.12%
- Cost of funds of 0.64%, down 44 bps from 12/31/19
- Efficiency ratio improved to 60.84% from 69.20% in 2019

2020 COVID-19 Summary

FNCB has actively assisted our customers and communities to navigate the challenges of the COVID-19 pandemic, helping them gain access to resources to continue their livelihoods. During 2020, our team originated $118.6 million in loans through the Paycheck Protection Program and as of January 28, 2021, originated another $29.7 million in funding through the latest round of the program. Additionally, we continue to proactively communicate with and provide assistance to customers to help them navigate the forgiveness process. The Bank is also one of eleven Pennsylvania lenders participating in the Federal Reserve Board's Main Street Lending Program.

FNCB Bancorp, Inc.

FNCB.COM

Strategic Business Focus

- Enhance core profitability through focus on relationships
- Grow and diversify fee income
- Maintain solid asset quality through disciplined underwriting
- Explore acquisition opportunities that strengthen market position or expand service footprint
- Build increased market share and wallet share within targeted service area
- Expand and enhance branch network and digital platform and traditional products and services

FNCB's cash dividend has increased by 167% since 2016, reflecting our focus on improved shareholder returns

Stock Ownership Summary

Outstanding Shares	20.2 MM
Institutional Held Shares	~3.6 MM
Institutional Shares (%)	18%
Institutional Holders	46
Institutional Portfolio Positions	~145
Insider Held Shares	~ 3.1 MM
Retail Held Shares	~13.5 MM
Index Component US small-cap Russell 2000® Index US small-cap Russell 3000® Index	

Service Area Statistics

	Lackawanna	Luzerne
Total Households	~87,000	~128,600
Median Income	$52,821	$53,473
Mean Income	$71,187	$69,548
Households >$50,000	52.7%	52.7%

Company Profile

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank, a premier community bank in Northeastern Pennsylvania. Locally based for over 110 years, FNCB Bank offers a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates 17 community offices located in Northeastern Pennsylvania and remains dedicated to making its customers' banking experience simply better. For more information about FNCB, visit fncb.com.

Investor Contact

James M. Bone, Jr., CPA
Executive Vice President and
Chief Financial Officer
FNCB Bank
(570) 348-6419 | james.bone@fncb.com